Exhibit 99.(d)(8)

SUB-ADVISORY AGREEMENT

AGREEMENT, made as of the 30th day of September, 2002 by and between TCW Investment Management Company, a California corporation (hereinafter called the “Investment Manager”), and Société Générale Asset Management International Ltd. (hereinafter called the “Sub-Adviser”).

WHEREAS, TCW Galileo Funds, Inc. (hereinafter called the “Fund”) is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”); and

WHEREAS, the Investment Manager has entered into an Investment Management Agreement dated July 6, 2001 (hereinafter called the “Investment Management Agreement”) with the Fund wherein the Investment Manager has agreed to provide investment management services to the current Portfolios of the Fund and may provide such services to other Portfolios subsequently established by the Fund; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of acting as an investment adviser; and

WHEREAS, the Sub-Adviser is authorized in the United Kingdom by the Financial Services Authority (“FSA”) and as such is regulated by the FSA in the conduct of its designated investment business and nothing in this Agreement shall exclude any liability of the Sub-Adviser to the Fund under the Financial Services and Markets Act 2000 or the FSA Rules;

WHEREAS, the Investment Manager desires to retain the services of the Sub-Adviser to render investment advisory services for the TCW Galileo Emerging Markets Equities Fund, TCW Galileo European Equities Fund, TCW Japanese Equities Fund and TCW Galileo Select International Equities Fund, in the manner and on the terms and conditions hereinafter set forth (these Portfolios together with all other Portfolios subsequently established by the Fund with respect to which the Fund will have retained the Investment Manager to render management and investment advisory services under the Investment Management Agreement and with respect to which the Investment Manager desires to retain the Sub-Adviser to render investment advisory services or assistance in the manner and on the terms and conditions hereinafter set forth being collectively referred to as the “Sub-Advisory Portfolios”); and

WHEREAS, the Sub-Adviser desires to be retained by the Investment Manager to perform services on said terms and conditions:

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

1.    Subject to the supervision of the Fund, its officers and Directors, and the Investment Manager, and in accordance with the Act and rules and regulations thereunder and with the investment objective, policies and restrictions set forth in the then current Registration Statement, which is hereby incorporated by reference, relating to the Fund which Registration Statement (calculated at the time of investment) contains a recital of risk factors, and such investment objectives, policies and restrictions from time to time prescribed by the Directors of the Fund and communicated by the Investment Manager to the Sub-Adviser in writing, the Sub-Adviser agrees to provide each Sub-Advisory Portfolio with investment advisory services; to obtain and evaluate such information and advice relating to the economy, securities and commodities markets and securities or commodities as it deems necessary or useful to discharge its duties hereunder; to assist the Investment Manager in the management of the assets of the Sub-Advisory Portfolio in a manner consistent with its investment objective and policies; to assist the Investment Manager in the making of decisions as to foreign currency matters and make determinations as to forward foreign exchange contracts and options and futures contracts in foreign currencies; and determining the securities to be purchased, acquired, sold or otherwise disposed of by the Sub-Advisory Portfolio and the timing of such purchases, acquisitions, sales and dispositions; and to take such further action, including the placing of purchase and sale orders on behalf of the Sub-Advisory Portfolio, as it shall deem necessary or appropriate. Where appropriate, the Sub-Adviser may disclose to brokers or market counterparties or other third parties (including without limitation the FSA or other regulatory body) the identify of the Investment Manager, and where required certain facts concerning the Investment Manager in connection with the execution and settlement of orders. The Sub-Adviser agrees to furnish to or place at the disposal of the Sub-Advisory Portfolio and the Investment Manager such of the information, evaluations, analyses and opinions formulated or obtained by it in the discharge of its duties as the Fund and the Investment Manager may, from time to time, reasonably request. The Investment Manager and the Sub-Adviser shall each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Sub-Advisory Portfolios and to consult with each other. Nothing in this Agreement shall require the Investment Manager to utilize the services of the Sub-Adviser with respect to any specific or minimum percentage of the assets of the Sub-Advisory Portfolio.

In the Event the Fund establishes another Portfolio other than the current Sub-Advisory Portfolio with respect to which the Investment Manager desires to retain the Sub-Adviser to render investment advisory services or assistance hereunder, the Investment Manager shall notify the Sub-Adviser in writing. If the Sub-Adviser is willing to render such services, it shall notify the Investment Manager in writing, whereupon such other Portfolio shall become a Sub-Advisory Portfolio hereunder.

2.    The Sub-Adviser shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary or useful to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Sub-Adviser shall be deemed to include persons employed or otherwise retained by the Sub-Adviser to furnish statistical and other factual data, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Investment Manager may desire. The Sub-Adviser shall maintain whatever records as may be required to be maintained by it under the Act. All such records so maintained shall be made available to the Fund, upon the request of the Investment Manager or the Fund. The Sub-Adviser shall provide all account statements and performance or financial reports as required by United States securities laws. The Sub-Adviser acknowledges that cash balances and other assets of the Fund will be held by Custodian bank(s) designated by the Fund.

3.    The Fund will, from time to time, furnish or otherwise make available to the Sub-Adviser such financial reports, proxy statements and other information, including investment policies and restrictions from time to time prescribed by the Directors of the Fund, relating to the business and affairs of the Sub-Advisory Portfolios as the Sub-Adviser may reasonably require in order to discharge its duties and obligations hereunder or to comply with any applicable law and regulations and the investment objectives, policies and restrictions from time to time prescribed by the Directors of the Fund. All instructions given by the Fund or Investment Manager to the Sub-Adviser shall be in writing and sent to the Sub-Adviser’s principal office and shall take effect upon confirmation of receipt and acceptance by the Sub-Adviser.

4.    The Sub-Adviser shall bear the cost of rendering the investment advisory services to be performed by it under this Agreement and shall, at its own expense, pay the compensation of the officers and employees, if any, of the Fund, employed by the Sub-Adviser, and such clerical help and bookkeeping services as the Sub-Adviser shall reasonably require in performing its duties hereunder.

5.    The Fund, on behalf of each Sub-Advisory Portfolio, assumes responsibility for and shall arrange and pay or cause to be paid all other expenses of the Sub-Advisory Portfolio, including, without limitation: any fees paid to the Investment Manager; the charges and expenses of any registrar, any custodian, sub-custodian or depository appointed by the Fund for the safekeeping of the Sub-Advisory Portfolio’s cash, portfolio securities and other property, and any stock transfer or dividend agent or agents appointed by the Fund; brokers’ commissions chargeable to the Sub-Advisory Portfolio in connection with portfolio securities transactions to which the Sub-Advisory Portfolio is a party; all taxes, including securities issuance and transfer taxes, and fees payable by the Sub-Advisory Portfolios’ to federal, state or other governmental agencies or pursuant to any foreign laws; the cost and expense of engraving or printing certificates representing shares of the Sub-Advisory Portfolio; all costs and expenses in connection with the registration and maintenance of registration of the Sub-Advisory Portfolio and its shares with the Securities and Exchange Commission and various states and other jurisdictions or pursuant to any foreign laws (including filing fees and legal fees and disbursements of counsel); the cost and expense of printing (including typesetting) and distributing prospectuses of the Fund and supplements thereto to the Sub-Advisory Portfolios’ shareholders; all expenses of shareholders’ and Directors’ meetings and of preparing, printing and mailing proxy statements and reports to shareholders; fees and travel expenses of Directors’ or members of any advisory board or committee who are not employees of the Investment Manager or Sub-Adviser; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption whether in shares or in cash; charges and expenses of any outside service used for pricing of the Sub-Advisory Portfolio’s shares; charges and expenses of legal counsel, including counsel to the Directors of the Fund who are not interested persons (as defined in the Act) of the Fund, the Investment Manager or the Sub-Adviser, and of independent accountants, in connection with any matter relating to the Sub-Advisory Portfolio; membership dues of industry associations; interest payable on Sub-Advisory Portfolio borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Sub-Advisory Portfolio which inure to its benefit; extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Sub-Advisory Portfolio’s operations unless otherwise explicitly provided herein.

6.    As compensation for the services performed by the Sub-Adviser with respect to a Sub-Advisory Portfolio, the Investment Manager shall pay the Sub-Adviser as soon as practicable after the last day of each month, a monthly compensation equal to 50% of its monthly compensation receivable pursuant to the Investment Management Agreement. Any subsequent change in the Investment Management Agreement which has the effect of raising or lowering the compensation of the Investment Manager will have the concomitant effect of raising or lowering the fee payable to Sub-Adviser under this Agreement. In addition, if the Investment Manager has undertaken to waive all or a part of its fee under the Investment Management Agreement, the Sub-Adviser’s fee under this Agreement will be proportionately waived in whole or in part.

For the purpose of calculating such fee, the net asset value for a month shall be the average of the net asset values for which the Sub-Adviser provides investment advisory services as determined for each business day of the month. If this Agreement becomes effective after the first day of a month, or terminates before the last day of a month, the foregoing compensation shall be prorated.

In the event the operating expenses of the Sub-Advisory Portfolio, including amounts payable to the Investment Manager pursuant to the Investment Management Agreement exceed any expense limitations applicable to the Sub-Advisory Portfolio, the Sub-Advisor shall reduce its fee to the extent of 50% of such excess of any expense limitation that may be applicable. The compensation of the Sub-Adviser is a responsibility of the Investment Manager and not a responsibility of the Fund.

7.    The Sub-Adviser will use its best efforts in the performance of investment activities on behalf of the Sub-Advisory Portfolios, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, the Sub-Adviser shall not be liable to the Investment Manager or the Fund or any of its investors for any error of judgment or mistake of law or for any act or omission by the Sub-Adviser or for any losses sustained by the Sub-Advisory Portfolios or their investors.

8.    It is understood that any of the shareholders, Directors, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Sub-Adviser, and in any person controlled by or under common control or affiliated with the Sub-Adviser, and that the Sub-Adviser and any person controlled by or under common control or affiliated with the Sub-Adviser may have an interest in the Fund. It is also understood that the Sub-Adviser and any affiliated persons thereof or any persons controlled by or under common control with the Sub-Adviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses, and further may purchase, sell or trade any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing contained in this Agreement shall limit or restrict the Sub-Adviser or any affiliated person thereof from so acting or engaging in any other business.

9.    This Agreement shall become effective September 30, 2002 for a period of two years and from year to year thereafter with respect to each Sub-Advisory Portfolio provided such continuance with respect to a Sub-Advisory Portfolio is approved at least annually by the vote of holders of a majority, as defined in the Act, of the outstanding voting securities of the Sub-Advisory Portfolio or by the Directors of the Fund; provided, that in either event such continuance is also approved annually by the vote of a majority of the Directors of the Fund who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that (a) the Fund may, at any time and without the payment of any penalty, terminate this Agreement upon thirty days’ written notice to the Investment Manager, and the Sub-Adviser either by majority vote of the Directors of the Fund or, with respect to a Sub-Advisory Portfolio, by the vote of a majority of the outstanding voting securities of such Sub-Advisory Portfolio; (b) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act) unless such automatic termination shall be prevented by an exemptive order of the Securities and Exchange Commission; (c) this Agreement shall immediately terminate in the event of the termination of the Investment Management Agreement; (d) the Investment Manager may terminate this Agreement without payment of penalty on thirty days’ written notice to the Fund and the Sub-Adviser; (e) the Sub-Adviser may terminate this Agreement without the payment of penalty on thirty days’ written notice to the Fund and the Investment Manager. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at the principal office of such party.

10.    This Agreement may be amended by the parties without the vote or consent of the shareholders of any Sub-Advisory Portfolio to supply any omission, to cure, correct or supplement any ambiguous, defective or inconsistent provision hereof, or if they deem it necessary to conform this Agreement to the requirements of applicable federal laws or regulations, but neither the Fund, the Investment Manager nor the Sub-Adviser shall be liable for failing to do so.

11.    A statement is available from the Sub-Adviser describing the Fund’s rights to compensation under the Financial Services Compensation Scheme if any, in the event that the Sub-Adviser is unable to meet its liabilities.

12.    The Sub-Adviser and the Fund acknowledge that, for purposes of the FSA rules, the Fund is the Sub-Adviser’s only customer hereunder and will be treated as an intermediate customer.

13.    Save as otherwise provided in this Agreement:

(a)	there are no restrictions on the type(s) of investment(s) or asset(s) which may be acquired for the Sub-Advisory Portfolios; the amount of any one or type of investment or asset which may be acquired for Sub-Advisory Portfolios; the proportion of the Sub-Advisory Portfolios which any one or type of investment or asset may constitute; or the markets or exchanges on or through which transactions may be effected or executed.

(b)	The Sub-Adviser may advise on or effect transactions in unregulated collective investment schemes or under which the Fund incurs obligations as an underwriter or sub-underwriter

(c)	The Sub-Adviser may act as principal in any transaction or dealing with the Fund.

(d)	The Sub-Adviser will not send the Fund or the Investment Manager any written confirmations or periodic statements

14.    Unless so specified in this Agreement, the Sub-Adviser shall not be liable to disclose or account to the Fund for or (save in respect of fees or commissions charged to the Fund) to disclose to the Fund any profit, commission or remuneration made or received (whether from any client or otherwise) by the Sub-Adviser by reason of any transaction undertaken with or for Fund.

15.    The Sub-Adviser, or an affiliate may have directly or indirectly a material interest or a relationship of any description with another party which may involve a potential conflict with the Sub-Adviser’s duty to the Fund. The Sub-Adviser will ensure that such transactions are effected on terms which are not materially less favorable to the Fund than if the potential conflict had not existed. Such interests or conflicting duty may arise, for example in the following circumstances:

(a)	the Sub-Adviser or an affiliate has a material interest in the transaction or the circumstances are such that a conflict of duty arises;

(b)	the Sub-Adviser is dealing collectively as agent for the Fund and for another customer or customers or for an affiliate;

(c)	the Sub-Adviser is dealing as agent for the Fund and also as an agent for the counterparty which may be an affiliate.

(d)	the Sub-Adviser or an affiliate provides discretionary portfolio management or investment advisory services to another client or clients with interests in the investments in which the Sub-Adviser may effect transactions for the Portfolio;

(e)	the Sub-Adviser deals on behalf of the Fund with an affiliate;

(f)	the transaction is one in respect of which the Sub-Adviser is acting as agent for the account of other clients and affiliates or for the counterparty as well as acting as agent for the Fund;

(g)	the transaction is in units In House Funds.

16.    On notice of termination, the Sub-Adviser will, unless directed otherwise by the Fund, continue to manage the Sub-Advisory Portfolios until the termination date, and is authorized in any event, without prior notice to the Fund, to arrange for the retention and/or realization of such assets as may be required to settle transactions entered into prior to the actual date of termination (which will be completed expeditiously by the Sub-Adviser), and to direct the Custodian to pay any outstanding liabilities of the Fund, any fees due to the Sub-Adviser up to (and including) the date of termination and any costs and losses incurred in settling or concluding outstanding obligations. Termination shall not affect in any way any accrued rights or liabilities intended to survive termination or any transaction initiated prior to such termination.

17.    All instructions, acknowledgements and notices will be given in writing which may be delivered personally or sent by first-class post, given by fax provided that it is confirmed by letter delivered by hand or first-class post or, in the case of communications between the Sub-Adviser and the Fund only, sent by email (in relation to information on the Sub-Advisory Portfolios, including reports in respect of the Sub-Advisory Portfolios).

18.    The Sub-Adviser may aggregate orders for the Fund with those of other clients and of its employees and affiliates and will allocate such transactions on a fair and reasonable basis in accordance with FSA Rules. The Fund recognises that each individual aggregated transaction may operate to the advantage or disadvantage of the Fund.

19.    All formal complaints to the Sub-Adviser should in the first instance be made in writing to the Sub-Adviser’s compliance officer at 100 Ludgate Hill, London EC4M 7NL. As an intermediate customer, the Fund will not qualify as an eligible complainant (as defined in the FSA handbook) and therefore will not subsequently be able to complain to the Financial Ombudsman Service.

20.    If the Sub-Adviser enters into soft commission agreements in relation to the services provided under this Agreement it will provide the Fund with a statement of the Sub-Adviser’s or where relevant its group’s policy in relation to such soft commission agreements.

21.    If the Sub-Adviser provides any valuation of assets in the Sub-Advisory Portfolios, the Sub-Adviser shall endeavor to do so at fair market value or in the absence of market regulations, at fair value as determined by the Sub-Adviser in good faith and in accordance with appropriate industry practice. Periodic statements, if any, will not include any measure of performance in the absence of specific agreement.

22.    Terms defined in the FSA rules shall have the same meanings in Clauses 11 to 23 of this Agreement.

23.    This Agreement shall be construed in accordance with the law of the State of California and the applicable provisions of the Act. To the extent the applicable law of the State of California, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

24.    The effective date of this Agreement shall be the day and year first written above.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first written in Los Angeles, California.

TCW INVESTMENT MANAGEMENT COMPANY

By:	/s/

Attest:	/s/

SOCIÉTÉ GÉNÉRALE ASSET MANAGEMENT INTERNATIONAL LTD.

By:	/s/

Attest:	/s/

Accepted and agreed to as of the day and year first above written:

TCW GALILEO FUNDS, INC.

By:	/s/

Attest:	/s/